Exhibit 99

Capstone Turbine Corporation Addresses Statements Made in Interview with Bloomberg Reporter

CHATSWORTH, Calif.--(BUSINESS WIRE)--Capstone Turbine Corporation (www.microturbine.com) (NASDAQ:CPST), the world's leading clean technology manufacturer of microturbine energy systems, today addressed items contained in a Bloomberg news article resulting from an interview with Darren R. Jamison, the Company’s President and Chief Executive Officer.

The Bloomberg article, published on July 21, 2008, quotes Mr. Jamison as saying that sales estimates in the mid-$50 million range for the fiscal year ending March 31, 2009 “are very obtainable and reasonable.” The article also quotes Mr. Jamison as stating that the fiscal year ending March 31, 2012 “is a reasonable date” for the Company to achieve an annual profit. Mr. Jamison’s comments were in response to questions about an analyst’s specific financial model indicating a revenue target in the mid-$50 million range for the year ended March 31, 2009 and profitability in 2012. The comments were not intended to represent management’s financial projections or outlook in general.

The Company does not publicly disclose its internal financial projections. As stated in its Annual Report on Form 10-K for the year ended March 31, 2008, the Company has established a goal to achieve cash flow positive when it ships approximately 250 units in a quarter, depending on the product mix. Although there can be no assurance, Capstone management believes that the Company will be profitable before 2012.

About Capstone Turbine

Capstone Turbine Corporation (www.microturbine.com) (NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 4,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 and ISO 14001:2004 certified company, Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New Jersey, New York, Mexico City, Milan, Bath, Shanghai and Tokyo.

Capstone Turbine Corporation and Capstone MicroTurbine are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about sales estimates for fiscal 2009 and the Company’s profitability goals. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT:
Capstone Turbine Corporation
Alice Barsoomian, 818-407-3628